Exhibit 10.1

[SCHIFF NUTRITION INTERNATIONAL, INC. LETTERHEAD]

October 29, 2012

CONFIDENTIAL

[Name]

[Inside Address]

Dear XXXX,

As you know, Schiff Nutrition International, Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger among Bayer HealthCare LLC (“Parent”), Willow Road Company and the Company dated October 29, 2012 (the “Merger Agreement”) pursuant to which the Company would become a wholly owned subsidiary of Parent (the “Merger”). As your efforts contributed to this potential transaction and the success of the Company, we would like to reward you with a bonus of $        , (the “Bonus”), subject to the terms and conditions set forth below.

As we want to encourage (i) a fast and successful Merger and (ii) you to remain employed with the Company through the closing of the Merger (the “Closing Date”), the Bonus is condition upon and will be payable only if all the following conditions are met:

1.	The Closing Date must be on or before December 31, 2012; and

2.	You must be employed with the Company on the Closing Date, or be terminated without Cause (as defined in your employment agreement dated [DATE] with the Company) [(the “Employment Agreement”)][1] prior thereto.

If any of the foregoing conditions are not met, no Bonus will be payable. If the conditions are met, the Bonus will be paid on the Closing Date reduced by any required withholdings for federal, state, local and/or employment taxes.

[In addition to the Bonus, the Company will pay the amount of any fiscal year 2013 annual bonus based on performance through the Closing Date and pro-rated based on the number of months plus any partial month in the fiscal year elapsed (“Pro Rata 2013 Bonus”). You acknowledge and agree that for all purposes of the Employment Agreement, the term “Pro Rata Bonus” shall not include the amount of any Pro Rata 2013 Bonus paid, but shall be determined only based on any annual bonus earned during fiscal year 2013 based on performance for the period after the Closing Date.]2

If you agree to the terms and conditions described in this letter agreement, please sign a copy in the space indicated below and return it to [NAME] by [DATE]. You will not receive the Bonus unless you sign and return this letter.

[1]	Bracketed language for T. Amin agreement only.
[2]	Bracketed language for T. Amin agreement only.

We appreciate your hard work and commitment and look forward to a successful Merger transaction.

Sincerely,

By:
Name:
Title:

Agreed to and Acknowledged as of the date first above written:

Name: